ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Announces Agreement to Dissolve Eagle Ford Joint Venture and a Strategic Acquisition  of Additional Interests in West Texas

San Antonio (August 8, 2012) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that it has entered into a letter of intent to dissolve its Eagle Ford joint venture, Blue Eagle Energy LLC.  Abraxas and its joint venture partner will split the assets with Abraxas retaining a 100 percent interest in the Eagle Ford and shallower rights in Jourdanton, Atascosa County (4,401 net acres), a 100 percent interest in Yoakum, DeWitt County (1,868 net acres), a 25 percent interest in WyCross, McMullen County (695 net acres), and a 25 percent interest in Nordheim, DeWitt County (944 net acres).  The producing wells are currently producing 205 barrels of oil equivalent per day (62 percent oil and 11 percent ngls) net to the interest retained by Abraxas.  The proved reserves attributable to the Abraxas interests are approximately 2.4 million barrels of oil equivalent (27 percent oil and 25 percent ngls).  The probable reserves attributable to the Abraxas interests are 3.7 million barrels of oil equivalent (54 percent oil and 15 percent ngls).  Abraxas will receive a $7 million cash payment along with approximately 35 percent of the working capital in Blue Eagle.  Abraxas, as operator, and its working interest partner will commence a ten well drilling program utilizing one rig in the WyCross area in the near future.  The first well drilled at WyCross, the Abraxas Cobra #1H has produced over 98,000 barrels of oil equivalent since going on production in March of 2012 and is currently flowing approximately 430 barrels of oil equivalent per day (86 percent oil and 5 percent ngls).

“This transaction is the result of a sale process of Blue Eagle that commenced earlier this year.  Initial offers for these assets were at acceptable levels but as negotiations went on, the price of oil fell precipitously, and bids were reduced to where they became unacceptable for these quality assets.  This transaction allows Abraxas to eliminate the confusion regarding joint venture accounting, to count production, reserves and cash flow in its operating metrics, and importantly makes these assets available to be included in its bank borrowing base which will further enhance liquidity,” commented Bob Watson, Abraxas’ President and CEO.

In addition, Abraxas announced that it has closed on a transaction with a large independent to acquire their interests in jointly owned properties in Ward County, West Texas for $7.2 million less closing adjustments.  The transaction adds approximately 240 barrels of oil equivalent production per day and proved developed producing reserves of approximately 1.2 million barrels of oil equivalent.  Production and reserves are approximately 95 percent natural gas.  Net acres acquired are approximately 2,345.

“While relatively small and natural gas, this transaction is very strategic for Abraxas as we will now own the biggest interest in all the wells and be the operator with our existing staff out of Pyote, Texas.  We only paid for the PDP reserves, which have a very long life, and at a very low price deck.  These properties have a significant and identified upside and by melding operations we should see a significant reduction in operating costs,” commented Bob Watson.

Abraxas invites you to participate in a conference call on Thursday, August 9, 2012 at 2:00 p.m. CT (3:00 pm. ET) to discuss second quarter results an operational update and respond to questions.  Please dial 1.888.679.8038 pass code 95248322, 10 minutes before the scheduled start time, if you would like to participate in the call.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States and in the province of Alberta, Canada.

FOR MORE INFORMATION CONTACT:
Robert L. G. Watson/President – Chief Executive Officer
Telephone 210.490.4788
rwatson@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675